THIRD AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

TRUST SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company, a New York life insurance company, and Equitable Financial Life Insurance Company of America, an Arizona stock life insurance company (collectively, “Company”), Eaton Vance Variable Trust (the “Trust”), an open-end management investment company organized under the laws of Massachusetts and Eaton Vance Distributors, Inc. (the “Distributor”), a Massachusetts company, entered into a certain participation agreement dated October 7, 2013 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 3, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Trust and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (each, a “Fund”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Trust shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 to satisfy its obligation to deliver Trust shareholder reports to Contract Owners, including hosting the website of certain Trust materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Fund be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides the Trust Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust and/or the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a)

Trust Documents. The Trust or the Distributor are responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Fund;

(ii)	Statutory Prospectus for the Fund;

(iii)	Statement of Additional Information (“SAI”) for the Fund;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Fund (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Trust Documents.

(i)

The Trust or the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Fund to the Company (or its designee) on a timely basis (to facilitate the Company’s website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Fund’s securities and the Variable Contracts.

(ii)	The Trust or the Distributor shall provide the Shareholder Reports and Portfolio Holdings to the Company on a timely basis (to facilitate the Company’s website posting).

(c)

Format of Trust Documents. The Trust or the Distributor shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust or the Distributor fulfill their obligations under this Amendment.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A no later than May 1, 2022.

(ii)	The Trust or the Distributor shall ensure that a summary prospectus is used for the Fund to facilitate the Company’s compliance with paragraph (j)(1)(ii) of Rule 498A.

(iii)	The Parties will bear the expenses reflected in Schedule C of the Agreement with respect to the use and delivery of summary prospectuses.

(f)	Website Hosting and Notice Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining, and managing the Trust Documents on the website hosted by the Company.

2.

Content of Trust Documents. The Trust or the Distributor shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust and the Distributor shall be responsible for ensuring that the Trust Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Trust Documents for Paper Delivery.

At their expense, as the Company may reasonably request from time to time, the Trust or Distributor will provide the Company with sufficient paper copies of the then current Trust Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

4.	Expenses

Expenses associated with providing, printing and distributing Trust Documents shall be allocated in accordance with Schedule C attached hereto which hereby replaces Schedule C of the Participation Agreement in its entirety. The Trust or Distributor shall reimburse the Company within 30 days, upon the Company’s request, for such expenses. The Trust or Distributor agrees to use best efforts to resolve any billing discrepancy detected by the Company and remit any corrective payment upon demand.

4.

Fund Expense and Performance Data. The Trust or the Distributor shall provide such data regarding each Fund’s expense ratios and investment performance, as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts.

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Managing Director
Date:	3/3/2021 | 5:00 PM EST

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Senior Vice President
Date:	3/3/2021 | 5:00 PM EST

The Trust:

Eaton Vance Variable Trust

By:

Print Name:	James Kirchner

Title:	Treasurer
Date:	Mar 5, 2021

The Distributor:
Eaton Vance Distributors, Inc.
By:

Print Name:	Brian Taranto

Title:	Chief Administrative Officer
Date:	Mar 5, 2021

SCHEDULE C

EXPENSES

The Trust and/or the Distributor and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Trust’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Summary Prospectus	Printing of summary prospectuses	Company	Inforce - Trust Prospective - Company

	Distribution (including postage) to Inforce Clients	Company	Trust

	Distribution (including postage) to Prospective Clients	Company	Company

Mutual Fund Prospectus	Printing of prospectuses	Company	Inforce - Trust Prospective - Company

	Distribution (including postage) to Inforce Clients	Company	Trust

	Distribution (including postage) to Prospective Clients	Company	Company

Mutual Fund Prospectus Update & Distribution	If Required by Fund, Distributor or Adviser	Trust or Distributor	Trust or Distributor

	If Required by Company	Company (Trust or Distributor to provide Company with document in PDF format)	Company

Mutual Fund SAI	Printing	Trust or Distributor	Trust or Distributor

	Distribution (including postage)	Party who receives the request	Party who receives the request

Proxy Material for Mutual Fund	Printing of proxy required by Law	Trust or Distributor	Trust or Distributor

	Distribution (including labor) of proxy required by Law	Company	Trust or Distributor

Mutual Fund Annual & Semi-Annual Report	Printing of reports or notices of availability of annual and semi-annual reports of the Fund (“Notice”) to existing Contract Owners, as applicable1	Company	Trust or Distributor

Mutual Fund Portfolio Holdings for Most Recent First and Third Fiscal Quarters	Printing	Company	Trust or Distributor

1

With respect to Notices, the Trust or Distributor shall reimburse the Company for expenses associated with printing the Notices, calculated as a pro-rata share based on the number of Contract Owners invested in the Fund versus all other funds offered under the Contracts.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
	Distribution	Company	Trust or Distributor

Other communication to New and Prospective clients	If Required by Law, the Fund, Distributor or Adviser	Company	Distributor

	If Required by Company	Company	Company

Other communication to inforce	Distribution (including labor and printing) if required by the Fund, Distributor or Adviser	Company	Trust or Distributor

	Distribution (including labor and printing) if required by Company	Company	Company

Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan	Trust or Distributor	Fund

Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company